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                                                                   Exhibit 10.39


                         RAGNAROK SALES AGENCY AGREEMENT

This Agreement is hereby entered into by and between GRAVITY Co., Ltd. (hereinafter referred to as "GRAVITY"), with business address at 602, Shingu Building, 620-2, Shinsa-dong, Gangnam-gu, Seoul, and Sunny YNK Inc. (hereinafter referred to as "Sunny"), with business address at 48-7, Munpyeong-dong, Daedeok-gu, Daejeon, with respect to the domestic sales of Ragnarok Online Game (hereinafter referred to as "Ragnarok"), namely, Massively Multiplayer Online Role-Playing Game (MMORPG), which is currently under beta service.

ARTICLE 1.  PURPOSE OF AGREEMENT AND PRIORITY

1. The purpose of this Agreement is to specify the rights and obligations of the parties hereto. Pursuant to the Investment Agreement (hereinafter referred to as "Original Agreement") entered by both parties on February 12, 2002, GRAVITY owns the rights over Ragnarok, and shall appoint Sunny as its agent for conducting the domestic sales of Ragnarok.

2. The Original Agreement shall take precedence over all the terms and conditions set out in the Marketing Agreement dated December 19, 2001. The Original Agreement, however, shall take precedence over this Agreement only in case of conflicts and contradictions therewith.

ARTICLE 2.  AGENCY SERVICES

1. The services to be provided Sunny as agent under the terms herein shall consist of the following and may be changed by a mutual agreement of the parties:

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     a.   Online service involving the application for a fixed IP address for an
          Internet cafe so as to allow the fee-based use of Ragnarok at such Internet cafe;

     b. Handling of inquiries, consultation and maintenance in connection with the use of Ragnarok as described in (a) above; and

     c. Appointment and management of regional sales agencies that perform duties set forth in (a) and (b) above.

2. If GRAVITY produces and sells Ragnarok in CD-Rom format during the term of this Agreement, such CD-Rom sales shall be included as part of Sunny's sales activities as agent for the term of this agreement.

3. Sunny's sales agent activities shall be limited to Korea. Sunny shall not, under any circumstances, sell or service Ragnarok in other territories, and shall not exercise its rights over Ragnarok beyond the scope of the rights granted herein.

ARTICLE 3.  RIGHTS TO USE THE LOGO

Only for the purpose of carrying out the agency activities granted to Sunny hereunder, GRAVITY hereby grants Sunny non-exclusive rights to use the Ragnarok logo attached hereto (hereinafter referred to as "Logo") and also for Sunny to grant such rights to its sales agents on a non-exclusive basis.

ARTICLE 4.  SELECTION AND MANAGEMENT OF SALES AGENTS

1. The sales agents shall be selected on the basis of sales territories to be decided by the mutual agreement of the parties and shall be designated as non-exclusive sales agents.

2. Sunny shall obtain prior approval from GRAVITY before appointing sales agents.

3. Sunny shall execute a sales agency agreement in the form attached when appointing sales agencies and must provide an executed copy thereof to GRAVITY immediately
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     following execution thereof. Any appointment of sales agents or grant of sale agency rights shall be null and void if not in accordance with this Article.

4. In the event of GRAVITY's instruction or demand that Sunny terminate or cancel any sales agency agreement, including for reasons of breaches of such sales agency agreements by the sales agents, Sunny shall respect such views of GRAVITY and shall take necessary steps accordingly. With respect to territories where sales agents have not yet been designated, GRAVITY may directly appoint sales agents in said territories if Sunny does not designate the sales agent without a justifiable reason within 30 days after receiving notice therefor from GRAVITY.

5. If this Agreement is terminated by reason of disputes between the parties, or an event takes place that is tantamount to the termination hereof, GRAVITY may request the sales agents to perform their obligations under the sales agency agreements for the benefit of GRAVITY.

ARTICLE 5.  TERMS OF USING THE SERVICES

1. The parties shall by mutual agreement prepare the "Terms of Use on Ragnarok IP Service," which shall be notified to and be applicable to the users by way of the sales agents.

2. The service charges for Ragnarok shall in principle be determined under the Terms of Use on Ragnarok IP Service, and shall be proportional to the number of IPs and the hours of usage.

3. Sunny shall obtain prior approval from GRAVITY before amending any terms and conditions, including the Terms of Use on Ragnarok IP Service or the service charges on the use of Ragnarok.

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ARTICLE 6.  DEPOSIT OF SALES AMOUNTS AND PAYMENT OF COMMISSIONS

1. The parties shall open a bank account (hereinafter referred to as the "Receiving Account") in the name of Sunny for the purpose of collecting sales remittances from the sales agents. The Receiving Account shall not be amended without prior written agreement between the parties.

2. The management of revenues and the distribution of profits shall be governed by Article 7 of the Original Agreement.

3. The commissions payable to the sales agents for carrying out the sales activities (hereinafter referred to as the "Commissions") shall be 35% (including VAT) of the total sales remitted by such sales agencies from their sales activities. If there is a refund due to early contractual termination, such amount shall be deducted from the sales amounts of the following month before profit distributions will be made. The foregoing may be amended by mutual agreement, and the commission to be applicable in such case shall be as specified in Article 2, Section 7, Subsection C, of the Original Agreement.

4. If either party becomes aware of any actual or potential action against the receiving account by a third party, including provisional attachment or attachment, such party shall promptly notify the other party of such action. Any party at fault with respect to the foregoing shall take all actions necessary for the protection of the other party, including the dismissal of the provision attachment and attachment.

ARTICLE 7.  PROMOTION AND ADVERTISING

1. Sunny shall endeavor to promote Ragnarok and maintain and improve its reliability and brand image.

2. If Sunny advertises and publicizes Ragnarok at its own cost, it shall submit to GRAVITY the content of such advertising and publicity in advance and obtain GRAVITY's prior approval.

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3.   Any rights to any materials or goods provided by GRAVITY for the advertising and publicity of Ragnarok shall belong exclusively to GRAVITY, and Sunny's rights thereto shall be limited to the right of use.

ARTICLE 8.  INTELLECTUAL PROPERTY RIGHTS

1. GRAVITY shall have exclusive rights to Ragnarok, its logo, related software, characters, trademarks in addition to any related trademarks, computer program copyrights and all other rights (hereinafter referred to as "Ragnarok Intellectual Property Rights"), and Sunny shall have no rights in respect thereof other than as granted hereunder. GRAVITY acknowledges that, to the best of its knowledge, Ragnarok does not infringe upon the intellectual property rights of third parties. In the case of any third party infringement, GRAVITY shall be responsible for any liability to third parties.

2. In the event of any infringements on the Ragnarok Intellectual Property Rights, Sunny shall promptly notify GRAVITY and GRAVITY shall fully cooperate with any necessary measures.

3. Sunny shall not, under any circumstances, attempt to acquire or register rights similar to or using the Ragnarok intellectual property rights in any business area. If Sunny violates this provision, any such rights or status acquired in breach hereof shall be automatically transferred to GRAVITY.

ARTICLE 9.  REPORT AND AUDIT

1. GRAVITY may investigate (hereinafter referred to as "Audit") Sunny and sales agents appointed by Sunny regarding any matters, including the use of Ragnarok and the operating performance results of the agents. Sunny shall submit to GRAVITY all materials necessary for the Audit and otherwise fully cooperate.

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2.   GRAVITY may request that Sunny take appropriate measures in connection with the audit results, and Sunny shall make effort to comply with such request to the maximum extent possible.

3. If the Audit results indicate a deficiency by more than 5% in the amount paid by Sunny to Gravity compared to the amount so payable, Sunny shall reimburse GRAVITY for all costs incurred in connection with such audit and promptly pay the amount of such deficiency, plus a default interest thereon at 13% per annum.

ARTICLE 10.  CONFIDENTIALITY

For the term, and after three years of the termination, of this Agreement, Sunny shall not, without the prior written approval of GRAVITY, disclose or provide to third parties any confidential information obtained in connection with this Agreement, including GRAVITY's technology, know-how and all other business secrets, for a purpose other than as permitted hereunder.

ARTICLE 11.  TERM OF AGREEMENT; TERMINATION

1.   This Agreement shall take effect as of the date of execution and for three
     (3) years thereafter. If the parties do not extend the term hereof by mutual written agreement at least one month prior to the expiry of this Agreement, this Agreement shall automatically be terminated upon expiry.

2. Any party may, by giving a written notice to the other party, terminate this Agreement under the following circumstances:

     a. If the other party becomes subject to payment suspension, bankruptcy, composition, and/or commencement of corporate reorganization; and

     b. If the material assets of the other party become subject to the commencement of enforcement proceedings, including provisional attachment or repossession.

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3.   If either party is in breach of the terms herein, the other party may demand cure within seven days, and if such parties does not cure within such time period, such other party may terminate this Agreement.

4. The termination of this Agreement shall be effective as of the date when the notice therefor is received in writing.

5. If this Agreement is terminated, cancelled or expired, all rights granted to Sunny hereunder shall immediately terminate, and Sunny shall return to GRAVITY, within ten (10) days from such date, all things and materials that GRAVITY provided it during the term of this Agreement.

6. Notwithstanding the foregoing provisions, the party at fault shall be held liable for any damages suffered by the other party as a result of such fault, and shall compensate such other party accordingly.

ARTICLE 12.  FORCE MAJEURE

Neither party shall be liable to the other party for the non-performance of its obligations hereunder attributable to force majeure, including war, riots, flood, earthquakes and emergency measures by the government.

ARTICLE 13.  PROHIBITION OF ASSIGNMENT

Neither party shall assign, provide as security, or otherwise dispose of its rights hereunder to third parties, without the prior written approval of the other party.

ARTICLE 14.  INTERPRETATION OF AGREEMENT

Matters not specified herein or disagreements over the interpretation of this Agreement shall be determined by mutual agreement, provided that if such agreement cannot be reached, the parties shall defer to applicable laws and general business customs.

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ARTICLE 15. COMPETENT JURISDICTION

The Seoul District Court shall be the court with competent jurisdiction to adjudicate disputes arising from this Agreement.

ARTICLE 16.  DUTY OF GOOD FAITH

Both parties hereto shall carry out the provisions of this Agreement in good faith and shall cooperate fully to facilitate the business agreed upon herein.

ARTICLE 17.  MISCELLANEOUS

1. All notices, claims and demands in connection with this Agreement shall be made in writing.

2.   This Agreement may be amended only by written agreement.

3. Matters that determined separately from this Agreement shall have the same effect as this Agreement as of sealing thereof if attached hereto and sealed.

As evidence that this Agreement has been lawfully formed, the parties hereto shall prepare two copies of this Agreement and execute them by seal, and each party shall keep one executed copy thereof.

April 10, 2002

GRAVITY Co., Ltd.
620-2, Shinsa-dong, Gangnam-gu, Seoul
CEO: Hak-gyu Kim /seal/

Sunny YNK Inc.
48-7, Munpyeong-dong, Daedeok-gu, Daejeon
CEO: Yeong-seok Yoon /seal/

Attachment
Ragnarok logo